EXHIBIT 99.1

Air Methods Reports 1Q2012 Results and 2Q2012 Update

First Quarter Diluted EPS More Than Doubles From $0.45 to $0.97 Year-Over-Year

DENVER, May 3, 2012 (GLOBE NEWSWIRE) -- Air Methods Corporation (Nasdaq:AIRM), the global leader in air medical transportation, reported financial results for the quarter ended March 31, 2012 and provided an update on April 2012 flight volume. For the quarter, revenue increased 45% to $190.8 million from $131.9 million in the prior-year quarter. Net income for the first quarter of 2012 was $12.5 million, or $0.97 per diluted share, compared with net income of $5.7 million, or $0.45 per diluted share, in the first quarter of 2011. The current-year quarter includes the consolidated results of operations of OF Air Holdings Corporation and its subsidiaries, including Omniflight Helicopters, Inc. (together, Omniflight), which was acquired on August 1, 2011. The prior-year quarter included a pre-tax, non-cash gain of $1.0 million for the mark to market of a fuel derivative, compared with a gain of less than $0.1 million in the current-year quarter. Earnings before interest, income taxes, depreciation and amortization expenses (EBITDA) increased by 55%, to $46.6 million in the current-year quarter from $30.1 million in the prior-year quarter. (See the table at the end of this release for a reconciliation of EBITDA, a non-GAAP measure, to GAAP.)

Community-based patient transports were 12,673 during the current-year quarter, compared with 8,870 in the prior-year quarter, a 43% increase. Patients transported for community bases in operation greater than one year and excluding Omniflight bases (Same-Base Transports) decreased by 3%, or 258 transports, while weather cancellations for these same bases decreased by 935 transports compared with the prior-year quarter. Requests for community-based service decreased 7% for bases open greater than one year. Net revenue per community-based transport increased 17% from $8,837 to $10,303 in the current-year quarter reflecting current and prior-year price increases.

Maintenance expense increased $7.3 million, or 39%, compared with the prior-year quarter, while flight hours increased 30%. Increase in maintenance expense per flight hour is attributed to typical quarterly fluctuations associated with scheduled and unscheduled maintenance events.  Fuel expense increased by $1.8 million, or 47% (excluding effect of fuel derivatives), compared with the prior-year quarter. This increase is attributed to a 43% increase in community-based patient transports and the impact of fuel price increases.

For the first quarter, community-based divisional revenue increased 65% to $132.0 million, compared to $80.0 million in the prior year, while segment net income increased to $25.3 million from $10.3 million. Hospital-based divisional revenue increased 12% to $51.6 million from $46.1 million in the prior-year period, while segment net income decreased to $0.8 million compared with $3.8 million in the prior-year quarter. The decrease in hospital-based segment net income was primarily attributed to increase in aircraft maintenance expense of $3.6 million. United Rotorcraft Division's external revenue increased 25% to $7.2 million compared with $5.8 million in the prior-year quarter, while its external segment net income increased by $0.7 million as compared with the prior-year quarter.

The Company also provided an update on preliminary April 2012 flight volume. Total community-based transports increased 48% to 4,745 during April 2012, compared with 3,215 in April 2011. April 2012 Same-Base Transports increased by 88 transports, or 3%, as compared with April 2011. Weather cancellations during April 2012 for these same bases decreased by 327 compared with the prior-year month.

Aaron Todd, CEO, stated, "We are pleased with the strong start to our 2012 fiscal year. The clear benefit of our acquisition of Omniflight is reflected in these results, as we have now essentially concluded the integration of our two companies. Favorable impact of milder weather conditions, combined with higher than anticipated reimbursement rates, have more than offset higher maintenance expenditures and fuel expenses during the quarter. Although requests for service for bases open greater than one year declined 7% during the first quarter, this decline was only 2.5% during April 2012, compared with the prior-year period. We are ahead of pace to achieve our budgeted earnings expectations."

The Company will discuss these results in a conference call scheduled today at 4:15 p.m. Eastern. Interested parties can access the call by dialing (877) 883-0656 (domestic) or (706) 643-8826 (international) or by accessing the web cast at www.airmethods.com. A replay of the call will be available at (855) 859-2056 (domestic) or (404) 537-3406 (international), access number 75627226, for 3 days following the call and the web cast can be accessed at www.airmethods.com for 30 days.

Air Methods Corporation (www.airmethods.com) is the global leader in air medical transportation. The Hospital Based Services Division is the largest provider of air medical transport services for hospitals. The Community Based Services Division is one of the largest community-based providers of air medical services. United Rotorcraft Division specializes in the design and manufacture of aeromedical and aerospace technology. Air Methods' fleet of owned, leased or maintained aircraft features over 400 helicopters and fixed wing aircraft.

The Air Methods Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6955

Forward Looking Statements: Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this press release that are "forward-looking statements" are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to, the size, structure and growth of the Company's air medical services and United Rotorcraft Division; the collection rates for patient transports; the continuation and/or renewal of air medical service contracts; the ability of the Company to successfully finalize the integration of Omniflight; the anticipated synergies associated with the acquisition of Omniflight; extreme weather conditions across the U.S., and other matters set forth in the Company's filings with the SEC.  The Company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

About Non-GAAP Financial Information: This press release discusses EBITDA, which is not calculated in conformity with U.S. Generally Accepted Accounting Principles (GAAP).  The Company defines EBITDA as earnings before interest, income taxes, depreciation, amortization and gain or loss on disposition of assets. A table is provided in this press release to reconcile such non-GAAP financial measure to net income, which is the most directly comparable financial measure prepared in accordance with GAAP. Such table below includes all information reasonably available to the Company at the date of this press release and adjustments that the Company can reasonably predict. Events that could cause the reconciliation to change include, but are not limited to, acquisitions and divestitures of businesses and goodwill and other asset impairments.

To supplement the Company's consolidated financial statements presented on a GAAP basis, management believes that this non-GAAP measure provides useful information about the Company's core operating results and thus is appropriate to enhance the overall understanding of the Company's past financial performance and its prospects for the future. Management believes the additions and subtractions from net income used to calculate EBITDA reflect the measurements that its bank creditors and third party stock analysts use in evaluating the Company. These adjustments to the Company's GAAP results are made with the intent of providing both management and investors a more complete understanding of the Company's underlying operational results and trends and performance. Management uses this non-GAAP measure to evaluate the Company's financial results. The presentation of non-GAAP measures is not meant to be considered in isolation or as a substitute for or superior to financial results determined in accordance with GAAP.

Please contact Christine Clarke at (303) 792-7579 to be included on the Company's fax and/or mailing list.

– FINANCIAL STATEMENTS ATTACHED –

AIR METHODS CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	March 31, 2012	December 31, 2011

ASSETS

Current assets:
Cash and cash equivalents	$ 1,640	3,562
Trade receivables, net	192,038	187,056
Other current assets	55,657	65,101

Total current assets	249,335	255,719

Net property and equipment	566,158	569,578
Other assets, net	201,815	203,174

Total assets	$ 1,017,308	1,028,471

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Notes payable related to aircraft pending long-term financing	$ 1,511	27,940
Current portion of indebtedness	66,466	67,989
Accounts payable, accrued expenses and other	65,310	74,779

Total current liabilities	133,287	170,708

Long-term indebtedness	490,433	483,886
Other non-current liabilities	89,478	85,975

Total liabilities	713,198	740,569

Total stockholders' equity	304,110	287,902

Total liabilities and stockholders' equity	$ 1,017,308	1,028,471

AIR METHODS CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except share and per share amounts)

	Quarter Ended
	March 31,

	2012	2011

Revenue:
Flight operations	$ 182,144	124,521
Product operations	7,232	5,801
Other	1,438	1,583
Total revenue	190,814	131,905

Expenses:
Operating expenses	120,022	84,384
General and administrative	24,875	18,307
Depreciation and amortization	20,879	16,492
	165,776	119,183

Operating income	25,038	12,722

Interest expense	(5,593)	(4,510)
Other, net	930	1,217

Income before income taxes	20,375	9,429

Income tax expense	(7,901)	(3,717)

Net income	$ 12,474	5,712

Income per common share:
Basic	$ 0.98	0.45
Diluted	$ 0.97	0.45

Weighted average common shares outstanding - basic	12,793,640	12,607,522
Weighted average common shares outstanding - diluted	12,915,816	12,758,669

AIR METHODS CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO EBITDA
(Amounts in thousands)

	Quarter Ended
	March 31,
	2012	2011

Net income	$ 12,474	5,712

Interest expense	5,593	4,510
Income tax expense	7,901	3,717
Depreciation and amortization	20,879	16,492
Gain on disposition of assets, net	(241)	(361)

EBITDA	$ 46,606	30,070
CONTACT: Aaron D. Todd
         Chief Executive Officer
         (303) 792-7413